Exhibit 1.01

CDI Corp.

Conflict Minerals Report

CDI Corp. (“CDI”, the “Company”, “we”, “us” or “our”) has prepared this Conflict Minerals Report (this “Report”) for the calendar year 2016 (the “Reporting Period”) in accordance with Rule 13p-1 under the Securities Exchange Act of 1934.

Forward-Looking Statements

This Report contains one or more forward-looking statements within the meaning of federal securities laws. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors including, among other things, our clients’ requirements to use certain suppliers, our suppliers’ responsiveness and cooperation with our due diligence efforts, our ability to implement improvements in our conflict minerals program, changes to the sourcing status of smelters and refiners in our supply chain, and our ability to identify and mitigate related risks in our supply chain. We undertake no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after filing this Report with the U.S. Securities and Exchange Commission (“SEC”), except as required by law.

Background on the Rule

Rule 13p-1, through Form SD, requires the disclosure of certain information if a company manufactures or contracts to manufacture products for which certain “Conflict Minerals” (as defined below) are necessary to the functionality or production of such products. Form SD defines “Conflict Minerals” as: (i) (a) columbite-tantalite (or coltan, the metal ore from which tantalum is extracted), (b) cassiterite (the metal ore from which tin is extracted), (c) gold and (d) wolframite (the metal ore from which tungsten is extracted), or their derivatives, which are currently limited to tantalum, tin and tungsten; or (ii) any other mineral or its derivatives determined by the U.S. Secretary of State to be financing conflict in the Democratic Republic of the Congo or an “adjoining country,” as such term is defined in Form SD (collectively, the “Covered Countries”).

Overview of CDI’s Compliance with the Rule

CDI, to a limited extent, manufactures products for which Conflict Minerals are necessary to the functionality or production of those products (collectively, the “Products”). As required by Form SD, the Company has conducted in good faith a reasonable country of origin inquiry (“RCOI”) regarding the Conflict Minerals included in the Products during the Reporting Period, to determine whether any such Conflict Minerals originated in the Covered Countries and whether any of the Conflict Minerals were from recycled or scrap sources. Where applicable, the Company has conducted additional due diligence regarding the sources of the Conflict Minerals. The results of the Company’s RCOI regarding such Conflict Minerals, as well as its additional due diligence regarding the sources of the Conflict Minerals, are described below.

CDI Business Overview

CDI provides to clients engineering and information technology solutions encompassing managed, project and talent services. CDI’s clients are in multiple industries, including energy, chemicals, infrastructure, aerospace, industrial equipment, technology, as well as municipal and state governments, and the United States (U.S.) Department of Defense. CDI also provides recruiting and staffing services through its global MRINetwork of franchisees.

While CDI is predominantly a services company, one of our businesses – CDI Government Services – in connection with its design and engineering services, produces a limited amount of associated products. CDI Government Services, operating through our CDI Marine Company, LLC and CDI-M&T Company, LLC subsidiaries, provides ship design, naval engineering, aviation engineering, and professional services primarily to the U.S. Department of Defense, the Department of Homeland Security and prime contractors who serve government agencies.

Description of Products

The following is a description of the Products manufactured by CDI Government Services which give rise to this Form SD and Conflict Minerals Report. CDI Marine Company, LLC, at its facility in Norfolk, Virginia, in connection with its design and engineering services, designs, assembles and installs consoles for small boats and other watercraft. CDI-M&T Company, LLC, at its facility in Jacksonville, Florida, in connection with its design and engineering services, provides aviation repair and alteration services, which includes manufacturing electronic devices, cable assemblies, harnesses, circuit card assemblies and similar support equipment for planes and helicopters. Some of these Products contain Conflict Minerals which are necessary to the Products’ functionality or production.

Description of the Supply Chain for our Products

The supply chain for our Products is complex, and there are many third parties between us and the original sources of the Conflict Minerals contained in the Products. Our direct suppliers are typically distributors or resellers, rather than manufacturers of the products sold to us. Neither CDI nor our direct suppliers purchase Conflict Minerals from mines, smelters or refiners. The smelters and refiners of the Conflict Minerals are best situated to identify the sources of Conflict Minerals, and therefore we have taken the steps described below to identify the applicable smelters and refiners of Conflict Minerals in our supply chain.

Reasonable Country of Origin Inquiry (RCOI)

We designed and conducted in good faith an RCOI on the source of our Conflict Minerals for the Reporting Period. Our RCOI was reasonably designed to determine whether the Conflict Minerals contained in our Products originated from the Covered Countries or were from recycled or scrap sources. As part of our RCOI, we contacted all of our suppliers that we believed or suspected sold products containing Conflict Minerals to us during the Reporting Period. We sent emails to our suppliers requesting that they complete the latest version of the Conflict Minerals Reporting Template (CMRT), a supply chain survey tool provided by the Conflict-Free Sourcing Initiative (CFSI), an industry group that works to address Conflict Minerals issues within supply chains. The CMRT requests suppliers to identify the smelters, refiners and countries of origin of the Conflict Minerals in their products.

We received responses from more than half of our direct suppliers and responses from some of our suppliers’ suppliers. Our RCOI was designed to receive responses from all of our direct suppliers, and we made a good faith effort, with follow-up communications, to receive responses from all of our direct suppliers.

Most of the respondents completed and returned the CMRT, while other suppliers provided statements regarding the origin of their Conflict Minerals and/or their Conflict Minerals policies, which prohibit the sourcing of Conflict Minerals from the Covered Countries or prohibit the sourcing of Conflict Minerals that directly or indirectly finance or benefit armed groups in the Covered Countries or state that the supplier is working towards those objectives. Approximately 52% of the respondents told us that their products do not contain Conflict Minerals. Approximately 12% of the respondents stated that their products contain Conflict Minerals but that the source of the Conflict Minerals was not the Covered Countries. Approximately 29% of respondents stated that their products contain Conflict Minerals but that the source of their Conflict Minerals was uncertain or unknown. This reflects the nature of the supply chain for our Products, which was described above. Nine of our suppliers, representing less than 7% of respondents, reported that the Conflict Minerals contained in the products sold to us originated in the Covered Countries.

Based on the responses to our RCOI, we have reason to believe that a small portion of the Conflict Minerals in our Products originated from the Covered Countries or may not be solely from recycled or scrap sources.

Due Diligence

We undertook due diligence on the source of the Conflict Minerals we use, focusing particularly on the suppliers who reported to us that the Conflict Minerals contained in the products sold to us originated in the Covered Countries. We conducted a significant portion of our due diligence using tools and relying on information provided by the CFSI. In addition to using the CMRT, which facilitates the collection of information on the source of Conflict Minerals, we also relied on information from the Conflict-Free Smelter Program (CFSP), a voluntary initiative managed by the CFSI in which an independent third party audits the procurement activities of a smelter or refiner to determine, with reasonable confidence, that the minerals it processes originated from conflict-free sources. Upon completion of a successful audit, the smelter or refiner is designated by the CFSI as “Compliant”. Some of the responses we received from our suppliers were unclear regarding the applicable smelters or the country of origin of the Conflict Minerals, and as part of our due diligence we posed follow-up questions to the suppliers. In some cases we received answers that clarified their disclosures and in some cases we did not.

Of the nine suppliers which reported that the Conflict Minerals contained in the products sold to us originated in the Covered Countries:

•	Seven suppliers identified a total of 64 different smelters or refiners from which they obtained Conflict Minerals included in their products. Those smelters and refiners are listed in Appendix A to this Report. All but one of those smelters and refiners are currently designated as Compliant by the CFSI. One of the smelters (PT Wahana Perkit Jaya) appears on the CFSI list, but is not presently designated as Compliant, even though this supplier claimed that all of the smelters it sources from were compliant.

•	One supplier provided a long list of tantalum, tin and tungsten smelters and refiners (over 300 of them) but did not clearly identify which of the smelters provided Conflict Minerals included in its products sold to us. This supplier indicated that it was still working with a consultant to gather information from its supply chain. Therefore, Appendix A does not include smelters or refiners with respect to this supplier.

•	One supplier stated that, while gold included in the product sold to us was sourced from the Covered Countries, 100% of the gold originated from recycled or scrap sources. Therefore, under SEC rules, the gold in the products obtained from this supplier is considered to be “DRC conflict free” and no further due diligence was done.

Some of the suppliers which reported that the Conflict Minerals contained in the products sold to us originated in the Covered Countries identified specific Covered Countries where the minerals were mined, at least for certain minerals and certain smelters or refiners. The Covered Countries named were the Democratic Republic of the Congo, Rwanda and Tanzania. However, we are not able to determine definitively the origin of all of the Conflict Minerals in our Products. Accordingly, we consider the Products to be “DRC conflict undeterminable,” as defined in applicable SEC rules.

Future Action and Steps to Mitigate Risk

Prior to the preparation and filing of our Form SD for the 2017 reporting period, we plan to review and determine additional steps that may be appropriate to further conform our due diligence to an internationally recognized due diligence framework, such as the Organization for Economic Co-operation and Development (OECD), Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas.

We are planning to take the following steps, among others, to improve our due diligence measures, increase supply chain transparency and mitigate the risk that the Conflict Minerals contained in our Products may finance or benefit armed groups in the Covered Countries:

•	continue to collect information from our suppliers regarding the Conflict Minerals contained in our Products;

•	enhance communication with our suppliers to increase the response rate and improve the content of the information we receive from them about their supply chain, smelters and refiners; and

•	encourage our suppliers to implement responsible sourcing and request that their suppliers encourage smelters and refiners to obtain a “conflict-free” designation from an independent, third-party auditor.

Public Availability of this Report on our Website

This Conflict Minerals Report is publicly available in the “Investor Relations” section of our website, www.cdicorp.com. While this Report and our Form SD each contain a reference to our website, other information on our website is not incorporated by reference into this Report or our Form SD.

Appendix A

Metal	Smelter or Refiner Name	Facility Location Country	CFSI Smelter Identification Number	Compliant (as determined by CFSI)?
Gold	Argor-Heraeus	SWITZERLAND	CID000077	YES
Tantalum	H.C. Starck Co. Ltd.	THAILAND	CID002544	YES
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	CID000211	YES
Tantalum	Conghua Tantalum and Nioblum Smeltry	CHINA	CID000291	YES
Tantalum	Duoluoshan	CHINA	CID000410	YES
Tantalum	F&X Electro-Materials Ltd.	CHINA	CID000460	YES
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277	YES
Tantalum	Ulba Metallurgical Plant JCS	KAZAKHSTAN	CID001969	YES
Tantalum	Global Advanced Metals Boyertown	UNITED STATES	CID002557	YES
Tantalum	Global Advanced Metals Aizu	JAPAN	CID002558	YES
Tin	Alpha	UNITED STATES	CID000292	YES
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL	CID000295	YES
Tin	PT Aries Kencana Sejahtera	INDONESIA	CID000309	YES
Tin	CV United Smelting	INDONESIA	CID000315	YES
Tin	EM Vinto	BOLIVIA	CID000438	YES
Tin	Fenix Metals	POLAND	CID000468	YES
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538	YES
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105	YES
Tin	Mineração Taboca S.A.	BRAZIL	CID001173	YES
Tin	Minsur	PERU	CID001182	YES
Tin	Operaciones Metalurgical S.A.	BOLIVIA	CID001337	YES
Tin	PT Artha Cipta Langgeng	INDONESIA	CID001399	YES
Tin	PT Babel Inti Perkasa	INDONESIA	CID001402	YES
Tin	PT Bukit Timah	INDONESIA	CID001428	YES
Tin	PT Mitra Stania Prima	INDONESIA	CID001453	YES
Tin	PT Refined Bangka Tin	INDONESIA	CID001460	YES
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	CID001477	YES
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	CID001482	YES
Tin	PT Tinindo Inter Nusa	INDONESIA	CID001490	YES
Tin	Thaisarco	THAILAND	CID001898	YES
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	CID002036	YES
Tin	Yunnan Tin Company Limited	CHINA	CID002180	YES
Tin	PT Wahana Perkit Jaya	INDONESIA	CID002479	NO

Metal	Smelter or Refiner Name	Facility Location Country	CFSI Smelter Identification Number	Compliant (as determined by CFSI)?
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	CID002503	YES
Tin	CV Ayi Jaya	INDONESIA	CID002570	YES
Tin	Metallo-Chimique N.V.	BELGIUM	CID002773	YES
Tin	PT Sukses Inti Makmur	INDONESIA	CID002816	YES
Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN	CID000004	YES
Tungsten	Kennametal Huntsville	UNITED STATES	CID000105	YES
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	CID000218	YES
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	CID000258	YES
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	CID000499	YES
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	CID000568	YES
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000766	YES
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	CID000769	YES
Tungsten	Japan New Metals Co., Ltd.	JAPAN	CID000825	YES
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	CID000875	YES
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM	CID001889	YES
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIET NAM	CID002011	YES
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA	CID002044	YES
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	CID002082	YES
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA	CID002095	YES
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	CID002315	YES
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	CID002318	YES
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	CID002319	YES
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	CID002320	YES
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	CID002321	YES
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	CID002494	YES
Tungsten	Asia Tungsten Products Vietnam Ltd.	VIET NAM	CID002502	YES
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	CID002513	YES
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA	CID002535	YES
Tungsten	H.C. Starck GmbH	GERMANY	CID002541	YES
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY	CID002542	YES
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIET NAM	CID002543	YES